Exhibit 99.1

eFFECTOR Therapeutics Announces it will Wind Down Operations as it Seeks Strategic

Alternatives and Expects to be Delisted from Nasdaq

SOLANA BEACH, Calif. and REDWOOD CITY, Calif., June 24, 2024 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR) today announced that the Company has terminated its employees and will wind down it operations, including seeking potential strategic alternatives for the Company’s development programs. This decision was made at a special meeting of the board of directors. Further, as previously disclosed, the Company’s securities do not presently meet the continued listing requirements of the Nasdaq Stock Market and its securities would be subject to delisting if the Company fails to regain compliance during the required compliance period. The Company plans to voluntarily request a delisting of its securities and expects its securities to be delisted in the near term.

The board of directors appointed Craig R. Jalbert, age 62, as the Company’s CEO, President, Treasurer and Secretary, and sole member of the board. Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice in distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind-down phases.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to, plans to wind down our operations, delist from Nasdaq and seek strategic alternatives. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our lender declaring a default under our loan and security agreement and accelerating all of our repayment obligations, which we expect will exceed our current available capital, and taking control of our pledged assets, which right to repayment would be senior to the rights of the holders of our common stock to receive any proceeds from any liquidation of the company; the timing, progress and results of our planned wind down and evaluation of strategic alternatives, including whether or not the evaluation of alternatives results in any transaction or additional value beyond our debt obligations; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Verdolino & Lowey, P.C.

124 Washington Street, Suite 101

Foxboro, MA. 02035

Phone - 508-543-1720

Effector@vlpc.com